Exhibit 1.01

Armstrong Flooring, Inc.

Conflict Minerals Report

For the Year Ended December 31, 2020

Armstrong Flooring, Inc. (“AFI”) is a Delaware corporation incorporated in 2015. We are a leading global producer of resilient flooring products for use primarily in the construction and renovation of commercial, residential and institutional buildings. We design, manufacture, source and sell flooring products primarily in North America and the Pacific Rim.

This Conflict Minerals Report (this “Report”) of AFI has been prepared pursuant to Rule 13p-1 (the “Rule”) and Form SD promulgated under the Securities Exchange Act of 1934, as amended, for the year ended December 31, 2020. When we refer to “we,” “our” or “us” in this document, we are referring to AFI and its subsidiaries.

Form SD requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in Form SD are necessary to the functionality or production of those products. The specified minerals at this time are columbite-tantalite (coltan), cassiterite, gold, and wolframite, including their derivatives, which are limited to tantalum, tin, and tungsten (the “Conflict Minerals”). The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo (the “DRC”) and countries that share an internationally recognized border with the DRC (the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola). As described in this Report, certain of our operations manufacture, or contract to manufacture, products for which tin is necessary to the functionality or production of those products.

Description of the Products Covered by this Report

This Report relates to products manufactured or contracted to be manufactured by us in calendar year 2020 with respect to which: (i) Conflict Minerals are necessary to the functionality or production of that product, (ii) we have been unable to conclude that the Conflict Minerals are derived from scrap or recycled materials and (iii) we have been unable to conclude whether the Conflict Minerals originated in the Covered Countries.

These products, which are referred to in this Report as the “Covered Products,” are the following:

•	Vinyl tile flooring;

•	Vinyl sheet flooring; and

•	Linoleum flooring.

RCOI and Due Diligence Process

We have conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals used in the Covered Products. This good faith RCOI was designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from or scrap or recycled sources. We also exercised due diligence on the source and chain of custody of the Conflict Minerals that might have originated in the Covered Countries. Our due diligence procedures were based on the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas (the “OECD Guidance”).

Our due diligence process was designed, based on the OECD Guidance, to assist with the development of a responsible supply chain for minerals from conflict areas and to facilitate compliance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The steps we have taken include, but are not limited, to the following:

•

Formed a cross-functional core team (the “Core team”) to design and implement a Conflict Minerals compliance plan, with members representing the following departments: Product Stewardship, Global Procurement, Corporate Controllers, Legal, Internal Audit and our Business Units;

•	Formed a Steering Committee consisting of members from Senior Management to oversee activities performed by and review the Core team’s findings;

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Strengthened new supplier agreements by requiring suppliers to represent and warrant that any Conflict Minerals not from scrap or recycled material that are sold to or used in the manufacture of raw materials sold to AFI will not be from Covered Countries; and

•	Educated procurement staff members on the requirements of the Rule and the impact of the Rule on the Global Procurement department to aid with on-going risk assessment.

As part of our ROCI, we surveyed all of the suppliers from which we acquired the Conflict Minerals used in the Covered Products using a variation of the Conflict Minerals Reporting Template developed by the Responsible Business Alliance, formerly the Electric Industry Citizenship Coalition, and the Global e-Sustainability Initiative. The survey was designed to enable us to assess whether the Conflict Minerals used in our Covered Products were from scrap or recycled sources or originated in the Covered Countries. Our supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between the ultimate manufacture of the Covered Products and the original sources of the Conflict Minerals. We do not purchase Conflict Minerals directly from mines, smelters, or refiners. Accordingly, we must rely on our suppliers to provide information regarding the origin of Conflict Minerals that are included in the Covered Products. We believe that our suppliers and the smelters and refiners of the Conflict Minerals are best suited to identify the sources of Conflict Minerals, and we have taken steps to identify the smelters and refiners in our supply chain by obtaining or seeking to obtain information from our suppliers.

All supplier responses were reviewed in detail, and, where the information provided by the supplier appeared to be outdated, incomplete, incorrect or not trustworthy, follow-up inquiries were made in an effort to obtain current, complete, correct and trustworthy information. Based on our in-house assessment, we concluded that 96 of our raw and sourced material suppliers provided materials that potentially contained tin that was not from scrap or recycled sources. We surveyed all 96 in-scope suppliers and achieved an 89% response rate, with 89% of respondents reporting that the materials they sell to us do not contain tin. We received completed questionnaires from nine of those suppliers that said that the materials they sell to us contain tin. To date, only four of those suppliers have provided us with smelter lists. Each of the smelters identified by these suppliers is listed on the Conflict Free Sourcing Initiative’s “conformant smelter” list.

Notwithstanding our efforts, we have been unable to obtain (1) evidence of the sources of the tin used by the identified smelter that is not on the conformant smelter list and (2) sufficient information from the five suppliers that did not identify the names and locations of the smelters or other sources of the tin used to determine if the tin they supplied to us is from scrap or recycled sources or are from the Covered Countries. We are, however, still working closely with our suppliers.

We intend to continue to engage with our suppliers to obtain complete, correct and trustworthy information about the supply chain, and we intend to directly engage with those smelters and refiners identified by our suppliers to verify mineral sources of the Covered Products, when necessary.

This Report has not been subjected to an independent private sector audit because such an audit is not required.

Forward-Looking Statements

This Report includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and such forward-looking statements involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements relating to the Company’s intention to enhance its efforts to obtain complete, correct and trustworthy information regarding its supply chain and to verify sources of the Conflict Minerals used in the Covered Products. These statements are subject to various risks, uncertainties and other factors, including, among other matters, the Company’s suppliers’ responsiveness and cooperation with the Company’s due diligence efforts, the Company’s ability to identify and mitigate risks in its supply chain, whether smelters and refiners and other market participants responsibly source conflict minerals, political and regulatory developments in the Covered Countries, the United States or elsewhere, and whether industry organizations and initiatives remain effective as a source of external support to us in the conflict minerals compliance process. Forward-looking statements are based on management’s current views, beliefs and expectations of future events based on certain assumptions. Forward-looking statements are not guarantees of future performance. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law. Subsequent events may affect our future determinations under the Rule.